New Patriot Transportation Holding, Inc. 8-K

EXHIBIT 10.3

TRANSITION SERVICES AGREEMENT

by and between

FRP HOLDINGS, INC.

and

PATRIOT TRANSPORTATION HOLDING, INC.

Dated as of January 30, 2015

TABLE OF CONTENTS

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of January 30, 2015, is hereby entered into by and between FRP HOLDINGS, INC., a Florida corporation (“FRP”) and PATRIOT TRANSPORTATION HOLDING, INC., a Florida corporation (“Patriot”) All capitalized terms used but not defined herein shall have their respective meanings as set forth in the Separation Agreement (as defined herein).

RECITALS

A.

Patriot and FRP have entered into a Separation and Distribution Agreement, dated as of January 30, 2015 (the “Separation Agreement”), pursuant to which FRP will distribute all of the outstanding shares of capital stock of Patriot to FRP’s shareholders (the “Distribution”).

B.

In order to facilitate the separation of Patriot from FRP and its Subsidiaries (as defined below) pursuant to the Separation Agreement, FRP desires, and Patriot is willing to provide or cause its Subsidiaries to provide, certain transition services upon the terms and conditions set forth in this Agreement. For purposes of this Agreement, a “Subsidiary” of FRP or Patriot means any Person in which FRP or Patriot has a fifty percent (50%) or greater ownership interest in such Person.

Accordingly, the parties agree as follows:

ARTICLE 1.
TRANSITION SERVICES

Section 1.1

Patriot Obligations.

Subject to the terms and conditions of this Agreement, during the Transition Period (as defined below), Patriot will, or will cause one of its Subsidiaries to, provide to FRP and/or a designated Subsidiary of FRP the transitional services and assistance (each service, a “Transition Service,” and together, the “Transition Services”) at the cost set forth on Schedule A hereto.

Section 1.2

Term.

The obligations of Patriot to provide each respective Transition Service or cause such Transition Service to be provided hereunder will begin on February 1, 2015 (the ”Effective Date”), and will remain in effect for one (1) year after the Effective Date (the ”Initial Termination Date”); provided, however, that with respect to any Transition Service, FRP may, upon written notice to Patriot not less than 30 days prior to the Initial Termination Date, extend the term of such Transition Services for a subsequent transition period; provided, however, that such extension shall not be for a period of more than six (6) months unless the other party consents, in writing, to a period beyond six (6) months (the “Subsequent Transition Period”). For the purposes of this Agreement, the (a) term “Initial Transition Period” for each Transition Service means the period beginning on the date on which the Distribution occurs (the ”Closing Date”) and ending on the Initial Termination Date, and (b) the terms Initial Transition Period and Subsequent Transition Period are collectively referred to herein as the “Transition Period.”

Section 1.3

Modification/Termination of Transition Services.

During the Transition Period, any or all of the Transition Services (i) may be modified in any respect upon mutual written agreement of Patriot and FRP, and (ii) may be terminated by FRP upon ninety (90) days’ written notice to Patriot. Any such written modification or termination of the Transition Services shall be deemed to supplement and amend this Agreement.

Section 1.4

Employee Cooperation.

Patriot will cause its or its Subsidiaries’ employees providing the Transition Services (together, the “Patriot Employees”) to cooperate with the employees of FRP and/or its Subsidiaries (the “FRP Employees”) during the Transition Period, but neither Patriot nor its Subsidiaries will have any other duty or obligation with respect to such FRP Employees.

Section 1.5

Scope of Services.

Patriot will not be obligated to perform, or to cause to be performed, any Transition Services in a volume or quantity that unreasonably interferes with the operation of its business in the ordinary course provided, however, that Patriot will be required to provide Transition Services consistent with historical volume or quantity during the two years preceding the Distribution and such level of services will not be deemed to unreasonably interfere with the operation of the business of the party supplying such Transition Service.

Section 1.6

Standard of Performance; Standard of Care.

Patriot will perform, or will cause to be performed, the Transition Services (a) in such manner as is substantially similar in nature, quality and timeliness to the services provided by Patriot or its Subsidiaries, as applicable, prior to the date hereof and (b) in accordance with all Applicable Laws.

Section 1.7

Confidentiality.

The parties hereto shall keep strictly confidential any and all proprietary, technical, business, marketing, sales and other information disclosed to another party hereto in connection with the performance of this Agreement (the “Confidential Information”), and shall not disclose the same or any part thereof to any third party, or use the same for their own benefit or for the benefit of any third party. The obligations of secrecy and nonuse as set forth herein shall survive the termination of this Agreement for a period of five years. Excluded from this provision is any information available in the public domain and any information disclosed to any of the parties by a third party who is not in breach of confidential obligations owed to another person or entity. Notwithstanding the foregoing, each party hereto may disclose Confidential Information (a) to its bankers, attorneys, accountants and other advisors subject to the same confidentiality obligations imposed herein and (b) as may be required by Law from time to time provided that the party required to disclose provide the other party, to the extent permitted, reasonable notice in order for such party an opportunity to oppose such disclosure.

2

ARTICLE 2.
CONSIDERATION

Section 2.1

Service Fees.

In consideration for the Transition Services provided by or on behalf of Patriot under this Agreement during the Transition Period, FRP agrees to pay Patriot or a specified Subsidiary the monthly fees set forth in Schedule A attached hereto or such other amount as may be agreed by the parties in writing (the “FRP Fees”). Neither FRP nor any of its Subsidiaries will be responsible for any fees or expenses incurred by Patriot or any of its Subsidiaries in connection with its or their provision of the Transition Services hereunder.

Section 2.2

Out-of-Pocket Expenses.

All (a) reasonable, documented out-of-pocket expenses (including travel expenses) that arise directly out of the provision of Transition Services pursuant to this Agreement and are incurred by Patriot or its Subsidiaries (the “Out-of-Pocket Expenses”) and (b) sales or similar non-income taxes incurred by Patriot or its Subsidiaries in connection with the provision of Transition Services pursuant to this Agreement (together with the Out-of-Pocket Expenses, “Expenses”) will be reimbursed by FRP; provided, however, that for any Expense described in clause (a) in excess of $10,000 per occurrence or event, Patriot will be required to obtain prior approval thereof from the party receiving the services, which approval will not be unreasonably withheld; provided, further, that such consent will not be required for any Expense in excess of $10,000 if such Expense does not exceed the historical cost of such Expense by more than 5%.

Section 2.3

Payment.

FRP will pay or cause to be paid to Patriot (i) the estimated monthly FRP Fees for the current month of the Transition Period, plus or minus the difference between the prior month’s estimated and actual fees and (ii) Expenses by ACH payment within ten (10) days following receipt of an invoice therefor, which invoice shall contain customary and reasonable substantiation of the entitlement to payment of such FRP Fees and reimbursement of Expenses, as well as a reconciliation of the prior month’s difference in estimated and actual fees. If FRP fails to pay the invoiced amount when due, interest will accrue on the amount payable at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank’s base rate (the “Citibank Base Rate”) plus 2.50% per month, compounded monthly; provided, however, that if any such failure to pay is due to a good faith dispute, any amounts ultimately determined to be payable by the disputing party will instead include interest compounded at a rate equal to the Citibank Base Rate plus 2.00% per month.

ARTICLE 3.
TERMINATION

Section 3.1

Term and Termination.

(a)

This Agreement will remain in effect with respect to each Transition Service from the Closing Date until the expiration of the Transition Period for such Transition Service unless earlier modified or terminated in accordance with Section 1.3 or this Section 4.1.

3

(b)

An authorized officer of either Patriot or FRP may terminate this Agreement upon written notice to the other party if:

(i)

the other party has violated any material provision of this Agreement and such violation has not been remedied within 30 days after written notice thereof; or

(ii)

the other party has filed, or has had filed against it, a petition seeking relief under any bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights.

(c)

Authorized officers of Patriot and FRP may terminate this Agreement or the Transition Period with respect to any Transition Service by mutual written agreement.

(d)

The parties’ obligations pursuant to Sections 1.7, 2.3 and 4.2 will survive the expiration or any termination of this Agreement in accordance with its terms.

ARTICLE 4.
MISCELLANEOUS

Section 4.1

Warranty Disclaimer.

EXCEPT AS PROVIDED IN SECTION 1.6, NONE OF THE PARTIES MAKES ANY WARRANTY CONCERNING THE TRANSITION SERVICES AND THE WARRANTY IN SUCH SECTION 1.6 IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT THE SERVICES PROVIDED UNDER THIS AGREEMENT WILL BE SUFFICIENT TO ALLOW FRP OR PATRIOT TO SUCCESSFULLY TRANSITION, MANAGE OR OPERATE ITS BUSINESS.

Section 4.2

Indemnification.

With respect to indemnification, the parties agree as set forth in the Separation Agreement.

Section 4.3

Relationship of Parties.

Each of FRP, Patriot and their respective Subsidiaries will for all purposes be deemed to be an independent contractor with respect to the provision of Transition Services hereunder, will not be considered (nor will any of their directors, officers, employees, contractors or agents be considered) an agent, employee, commercial representative, partner, franchisee or joint venturer of any other party and will have no duties or obligations beyond those expressly provided in this Agreement and the Separation Agreement with respect to the provision of Transition Services. No party will have any authority, absent express written permission from the other party, to enter into any agreement, assume or create any obligations or liabilities, or make representations on behalf of any other party. The provision of the Transition Services shall not alter the classification of, or the compensation and employee benefits provided to the Patriot Employees or the FRP Employees. The Patriot Employees shall be employed solely by Patriot or its Subsidiaries, and the FRP Employees shall be employed solely by FRP or its Subsidiaries. Neither the Patriot Employees nor the FRP Employees shall be entitled to any additional compensation for the provision of the Transition Services.

4

Section 4.4

Interpretation.

(a)

When a reference is made in this Agreement to Sections or Schedules, such reference will be to a Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein which are defined in GAAP have the meanings ascribed to them therein. All Schedules hereto will be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require any party to take any action, or fail to take any action, if to do so would violate any Applicable Law.

(b)

All parties have participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by all parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 4.5

Amendment.

This Agreement may be amended, modified or supplemented only by the written agreement of the parties hereto.

Section 4.6

Waiver of Compliance.

Except as otherwise provided in this Agreement, the failure by any party to comply with any obligation, covenant, agreement or condition under this Agreement may be waived by the party entitled to the benefit thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any party hereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be a waiver of any other or subsequent breach.

Section 4.7

Notices.

All notices required or permitted pursuant to this Agreement must be given as set forth in the Separation Agreement.

5

Section 4.8

Third Party Beneficiaries.

Except as otherwise provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any person or entity other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 4.9

Successors and Assigns.

This Agreement will be binding upon and will inure to the benefit of the signatories hereto and their respective successors and permitted assigns. No party may assign this Agreement, or any of its rights or liabilities hereunder, without the prior written consent of the other party hereto, and any attempt to make any such assignment without such consent will be null and void. Any such assignment will not relieve the party making the assignment from any liability under this Agreement.

Section 4.10

Severability.

The illegality or partial illegality of any or all of this Agreement, or any provision hereof, will not affect the validity of the remainder of this Agreement, or any provision hereof, and the illegality or partial illegality of this Agreement will not affect the validity of this Agreement in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes this Agreement to no longer contain all of the material provisions reasonably expected by the parties to be contained herein.

Section 4.11

Governing Law.

This Agreement will be governed by and construed in accordance with the Applicable Laws of the State of Florida applicable to contracts made and wholly performed within such state, without regard to any applicable conflict of Applicable Laws principles.

Section 4.12

Submission to Jurisdiction; Waivers.

Each party irrevocably agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Florida, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

6

Section 4.13

Force Majeure.

None of the parties will be liable to any other party for failure to perform or delays in performing any part of the Transition Services if such failure or delay results from an act of God, war, terrorism, revolt, revolution, sabotage, actions of a Governmental Authority, Applicable Laws, regulations, embargo, fire, strike, other labor trouble or any other cause or circumstance beyond the control of such party other than financial difficulties of the other party. Upon the occurrence of any such event which results in, or will result in, delay or failure to perform according to the terms of this Agreement, each party will promptly give notice to the other parties of such occurrence and the effect and/or anticipated effect of such occurrence. All parties will use their reasonable efforts to minimize disruptions in their performance, to resume performance of their obligations under this Agreement as soon as practicable and to assist the other parties in obtaining, at their sole expense, an alternative source for the affected Transition Services and the receiving party will be released from any payment obligation to the performing party with respect to the affected Transition Services during the period of such force majeure; provided, however, the resolution of any strike or labor trouble will be within the sole discretion of the performing party.

Section 4.14

Counterparts.

This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

Section 4.15

Entire Agreement.

This Agreement (including the documents and the instruments referred to in this Agreement) and the Separation Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

[Signature Page Follows]

7

IN WITNESS WHEREOF, each of the signatories hereto has caused this Agreement to be signed by its duly authorized officer as of the date first above written.

PATRIOT TRANSPORTATION HOLDING, INC.,
a Florida corporation

By
Name:
Title:

FRP HOLDINGS, INC.,
a Florida corporation

By
Name:
Title:

8

Schedule A

Transition Services	FRP Fees	Transition Service Termination Date
Executive Employment – Thompson S. Baker II	50% of base salary, benefits and related occupancy and other costs of personnel
Executive Employment – John D. Milton, Jr.	50% of base salary, benefits and related occupancy and other costs of personnel
Executive Employment – John Klopfenstein	50% of base salary, benefits and related occupancy and other costs of personnel
Executive Employment – Matt McNulty	50% of base salary, benefits and related occupancy and other costs of personnel
Executive Employment – Betty Strickland	50% of base salary, benefits and related occupancy and other costs of personnel
Executive Employment – John D. Baker II	50% of base salary, benefits and related occupancy and other costs of personnel
Administrative Assistants	50% of base salary, benefits and related occupancy and other costs of personnel
IT Services

Minimum fee of $84,000/year. Additional basic services over 1,200 hours, direct FRP related T&E and extraordinary projects to be billed at a flat rate of $80/hour.

(Minimum fee of $84,000 is calculated as $80/hour * 1200 hours -$12,000 credit for office space and equipment storage at 34 Loveton)

Payroll	2% of total Payroll costs
Accounting Services	1/3 of Financial Reporting Manager costs
HR Services	2% of total HR Department costs

Schedule A